EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. DECLARES

A SPECIAL DIVIDEND OF $4.50 PER SHARE

SOUTHPORT, CONNECTICUT, November 19, 2012 - Sturm, Ruger & Company, Inc. (NYSE: RGR) announced today that its Board of Directors voted to declare a special dividend of $4.50 per share on the Company’s issued and outstanding shares of common stock. This cash dividend will be paid on December 21, 2012 to shareholders of record as of December 7, 2012.

Chief Executive Officer Michael O. Fifer commented on the special dividend, “The decision to return this cash to our shareholders was based on an analysis that indicates we can continue to fund our high rate of organic growth, including expected increases in both working capital and capital expenditures, and fund our quarterly dividend while still growing our cash reserves at a modest rate. In addition, the special dividend will substantially increase the Company’s return on our shareholders’ equity, as the equity will now more accurately reflect the net assets being used in the conduct of the business. Likewise, after the special dividend, our long-term investors will still own the same future stream of earnings, resulting in an increase to their return on investment.”

Mr. Fifer concluded, “This special dividend reflects our confidence in the future to be able to pursue good opportunities that come our way. We remain committed to our new product development strategy and will continue to seek accretive acquisition opportunities and prudently expand our manufacturing capacity.”

About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.